UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 17, 2008

AEROSONIC CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-11750	74-1668471
State or other jurisdiction of incorporation or organization	(Commission File Number)	(I.R.S. Employer Identification No.)

1212 North Hercules Avenue

Clearwater, Florida 33765

(Address of principal executive offices and Zip Code)

(727) 461-3000

(Registrant’s telephone number, including Area Code)

Not applicable

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

The Board of Directors of Aerosonic Corporation (the “Registrant”) appointed Mr. Douglas Hillman as its President and Chief Executive Officer and a member of its Board of Directors. His appointment was memorialized by the execution of an employment agreement on April 17, 2008 (the “Employment Agreement”). The material items of the Employment Agreement are summarized below, and the full text of the Employment Agreement is filed as Exhibit 10.1 to this Current Report and is incorporated herein by reference. A copy of the Registrant’s press release announcing Mr. Hillman’s appointment is attached to this Current Report as Exhibit 99.1 and incorporated herein by reference.

Employment Agreement

The term of Mr. Hillman’s employment commenced on April 22, 2008, and Mr. Hillman’s employment is “at will.” The Employment Agreement is terminable by: (i) Mr. Hillman on 30 days prior written notice, or immediately upon mutual agreement of the Registrant and Mr. Hillman, and (ii) the Registrant at any time, with or without “cause” (as such is defined in the Employment Agreement), immediately upon written notice to Mr. Hillman. In the event that the Registrant elects to terminate Mr. Hillman without cause prior to the termination of the Employment Agreement, then Mr. Hillman may be entitled to receive severance payments in an amount not to exceed six months salary. In the event Mr. Hillman’s employment under the Employment Agreement is terminated for cause, Mr. Hillman shall have no right to receive any compensation or other benefits under the Employment Agreement.

The Employment Agreement provides that Mr. Hillman shall receive an annual base salary of $200,000. Mr. Hillman may be eligible to earn a performance bonus of up to $100,000 in cash, stock or other equity compensation, per fiscal year, based on performance goals of the Registrant, as to be determined by the Registrant’s Board of Directors. The Registrant has agreed to grant Mr. Hillman stock options to purchase up to a total of 75,000 shares of Common Stock of the Registrant. The exercise price of the options shall be the fair market value per share, to be determined by the Board of Directors on the grant date and pursuant to the terms of the Registrant’s 2004 Stock Incentive Plan. As of June 1, 2008, Mr. Hillman shall be entitled to participate in or become a participant in any fringe benefits and employee benefit plans maintained by the Registrant for which he is or will become eligible on such terms as the Board of Directors may determine, consistent with the terms of any such employee benefit plan. The Registrant shall reimburse Mr. Hillman for reasonable and customary business expenses incurred in the conduct of the Registrant’s business. Mr. Hillman shall be entitled to 4 weeks of paid vacation per year in accordance with the policies of the Registrant.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On April 21, 2008, the Registrant announced the appointment of Mr. Hillman as its President and Chief Executive Officer, which appointment was memorialized by the execution of the Employment Agreement. The information provided under Item 1.01 above under the section captioned “Employment Agreement” provides a summary of the material terms of the Employment Agreement and is incorporated into this Item by this reference. Mark Perkins, the interim President and Chief Executive Officer, will remain at the Registrant and has returned to his former role of Executive Vice-President, and he will continue to serve as a member of the Board of Directors.

Mr. Hillman joined the Registrant on April 22, 2008. From 2005 through April 2008, Mr. Hillman served as Vice President and General Manager of Kearfott Guidance & Navigation Corporation, a manufacturer of electromechanical components and systems. From 2004 through 2005, Mr. Hillman served as Chief Operating Officer of Bird Technologies Group, a private manufacturer of radio frequency communications and test equipment for the industrial market. From 2001 through 2004, Mr. Hillman served as Vice President and General Manager of TX RX Systems Inc., a manufacturer of custom engineered radio frequency communication components and systems for Public Safety, Air Traffic Control. From 1985 through 2001, Mr. Hillman worked with Moog Inc. where he last served as a Global Product Line Manager. Mr. Hillman received MBA and Engineering degrees from the State University of New York at Buffalo.

Mr. Hillman does not hold any directorships with reporting companies in the United States (other than this current directorship with Aerosonic Corporation). There are no family relationships between Mr. Hillman and the directors, executive officers, or persons nominated or chosen by the Registrant to become directors or executive officers. During the last two years, there have been no transactions, or proposed transactions, to which the Registrant was or is to be a party, in which Mr. Hillman (or any member of his immediate family) had or is to have a direct or indirect material interest.

Item 9.01	Financial Statements and Exhibits,

(d)	Exhibits

10.1	Employment Agreement, dated April 17, 2008, between the Registrant and Douglas J. Hillman.

99.1	Press Release of Aerosonic Corporation, dated April 21, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AEROSONIC CORPORATION

Dated: April 23, 2008	By: /s/ Charles L. Pope
Charles L. Pope
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Employment Agreement, dated April 17, 2008, between the Registrant and Douglas J. Hillman.

99.1	Press Release of Aerosonic Corporation, dated April 21, 2008.